Exhibit 99.1

Pitney Bowes Appoints Accomplished Shipping and Technology Leader Todd Everett as President of Sending Technology Solutions

Also Appoints Experienced Public Company Director Wayne Walker as Independent Member of the Board

Announces Actions to Help Realize the Full Value of The Pitney Bowes Bank and the Company’s Global Financial Services Business

STAMFORD, Conn.—(BUSINESS WIRE)—September 12, 2025— Pitney Bowes Inc. (NYSE: PBI) (“Pitney Bowes” or, the “Company”), a technology-driven products and services company that provides SaaS shipping solutions, mailing innovation, and financial services to clients around the world, today announced the following actions associated with the initial phase of its strategic review announced in May 2025:

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The Appointment of Todd Everett as EVP and President of Sending Technology Solutions (“SendTech”): Mr. Everett has approximately three decades of experience serving as an advisor, investor, operator and senior executive across the logistics, shipping and technology sectors. Notably, in his prior capacity as CEO of Newgistics, Inc. (“Newgistics”), Mr. Everett oversaw consistent profitable growth at the business before it was sold to Pitney Bowes in 2017 for $475 million. After stepping away from Newgistics in 2018, he held a variety of other advisory and boardroom roles prior to being elected to the Board of Directors (the “Board”) of Pitney Bowes in 2023. In his new executive role, Mr. Everett will focus on leveraging his expertise in operational excellence and knowledge of the shipping software space to pursue profitable growth for SendTech. He succeeds Shemin Nurmohamed, who the Company thanks for her many years of accomplishments, contributions and dedication. In connection with this appointment, Mr. Everett is stepping down from the Board.

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The Appointment of Wayne Walker as an Independent Member of the Company’s Board: Mr. Walker is an experienced public company director with a background in finance, law, organizational transformations and transactions. In addition to holding boardroom leadership roles, he has a valuable background serving on a variety of standing and strategic committees throughout his career. Mr. Walker is filling the Board vacancy created as a result of Mr. Everett stepping down as a director and becoming President of SendTech.

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Update on The Pitney Bowes Bank (“PB Bank”) and Global Financial Services (“GFS”): Effective immediately, leadership of PB Bank will report directly to CEO Kurt Wolf and other GFS leadership will report directly to CFO Paul Evans or SVP of Information Technology and Security Wes Kirschner. This interim reporting structure is intended to help management take a hands-on approach to exploring all pathways to maximizing the value of both the bank and non-bank components of GFS. Christopher Johnson, who previously served as SVP and President of GFS, has stepped down from his roles. The Company thanks him for his many years of valuable service.

Kurt Wolf, Chief Executive Officer and Director of Pitney Bowes, commented:

“Todd’s decision to transition from the boardroom to an executive leadership position is a tremendous win for our clients, employees and shareholders. Today’s announcement demonstrates that the industry’s best and brightest increasingly recognize the incredible opportunities in front of Pitney Bowes. Notably, Todd is a proven leader who excels at operational efficiency and possesses strong experience in the critically important shipping software space, where we see meaningful opportunities for long-term growth. His strength as an operator is evidenced by a track record that includes leading Newgistics to profitable growth prior to its sale to Pitney Bowes. Furthermore, as CEO of Newgistics, Todd also spent considerable time building technology-based solutions such as Newgistics’ shipping software business, which became Pitney Bowes’ Expedited business after the acquisition.

In addition to appointing Todd to help seize the opportunities in front of SendTech, we are taking decisive action to advance a thorough evaluation of GFS, including the PB Bank. We believe these are excellent businesses that can begin to deliver much greater value for our shareholders and stakeholders. The interim leadership structure that we have adopted for GFS gives us maximum flexibility to carry out a thorough strategic review.”

Mr. Everett added:

“SendTech is a market-leading business with dedicated employees, innovative offerings, and a world-class client base that includes 96% of the Fortune 500 and hundreds of thousands of other public and private sector entities. Now that Pitney Bowes has evolved into an efficient and focused enterprise with considerable financial strength, we can dedicate the energy, time and resources required to establish a sustainable and profitable growth trajectory for SendTech. I am excited to work with the team to develop and implement the right strategy over the coming quarters.”

Additional details around today’s announcements will be filed with the Securities and Exchange Commission on a Form 8-K.

Todd Everett Biography:

Todd Everett has served as a strategic advisor to technology and ecommerce companies that include Doddle Parcel Services Limited, Verishop, Inc. and Fetch Package, Inc. Prior to holding advisory roles, Todd held positions of increasing responsibilities at Newgistics from 2005 until 2018. Most recently, he served as Chief Executive Officer and led Newgistics to significant growth and profitability prior to its sale to Pitney Bowes. Mr. Everett was a Transportation and Outsourcing Manager at Intel Corporation (NASDAQ: INTC) from 1996 through 2005. He received a B.S. in Transportation and Logistics from Iowa State University.

Wayne Walker Biography:

Wayne Walker has served as President of Walker Nell Partners, Inc., an international business consulting firm, since he founded the firm in 2004. Earlier in his career, Mr. Walker served as Partner at ParenteBeard LLC, an accounting firm, from 2001 to 2004 and as Senior Legal Counsel at E. I. du Pont de Nemours and Company from 1984 to 1998. He has served as a director of many public companies and private organizations over the past two decades and is currently on the boards of Outdoor Holding Company, formerly AMMO, Inc. (Nasdaq: POWW), StableX Technologies, Inc., formerly “AYRO, Inc.” (Nasdaq: SBLX), and PharmaCyte Biotech Company (Nasdaq: PMBC). He holds a B.A. from Loyola University New Orleans and a J.D. from the Catholic University of America.

About Pitney Bowes

Pitney Bowes (NYSE: PBI) is a technology-driven products and services company that provides SaaS shipping solutions, mailing innovation, and financial services to clients around the world – including more than 90 percent of the Fortune 500. Small businesses to large enterprises, and government entities rely on Pitney Bowes to reduce the complexity of sending mail and parcels. For the latest news, corporate announcements, and financial results, visit www.pitneybowes.com/us/newsroom. For additional information, visit Pitney Bowes at www.pitneybowes.com.

Contacts

For Investors:

Alex Brown

investorrelations@pb.com

OR

For Media:

Longacre Square Partners

pitneybowes@longacresquare.com